EXHIBIT 99.1

Educational Development Corporation Announces Record Net Revenue for the Month of August 2016

TULSA, Okla., Sept. 14, 2016 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reported historic record net revenues for the month of August 2016 (unaudited).

Randall White, CEO of Educational Development Corporation, announced that the Company achieved record net revenues of $10.0 million for the month of August compared to $5.0 million for August last year.  The Company was led by the direct sales division, Usborne Books & More (“UBAM”), with net revenues of $9.1 million compared to $3.9 million last August.

UBAM continues to attract new sales associates, which now total just under 25,000, compared to 8,500 at the end of August 2015.  This division has now posted 39 consecutive months of net revenue gains over the same month the previous year.

At May 31, 2016, the Company was in violation of a certain covenant covering its debt to equity ratio. Subsequent to that report, the bank has increased the ratio percentage and consequently the Company is no longer in violation.  The Company currently has a long term commitment for permanent financing that will allow the funding of the extraordinary growth.

The Company is experiencing extraordinary growth and ended the quarter with a backlog in excess of $4 million of orders to be shipped.  Since December 1, 2015, the Company has acquired, and moved to, its new facility which is a 40-acre property with a 401,000 sq. ft. office and warehouse building complex.  The former owners have leased back 181,000 sq. ft. of office space on a 15-year lease, which substantially covers the term loan payments related to the new facility.  The acquisition expands the Company-used office and warehouse spaces from 103,000 sq. ft. to 330,000 sq. ft.

During this same period, the Company installed over $3.7 million in software and distribution systems.  This technology and equipment includes a new warehouse management system to improve controls over inventory movement and a state-of-the-art order fulfillment system for greater efficiency.  In addition, on September 1, 2016, the Company installed a completely new software program for the direct selling division to accommodate the extraordinary growth of that division.  New financial software is scheduled to be installed October 1, 2016.

"There are a number of challenges we have faced as we adjusted to our rapid growth, while simultaneously preparing to meet sustained high demand in the months ahead," said White.  "With our new facility and additional equipment, we have now doubled the number of daily shipments we can process, compared to our previous facility.  We expect that during the remainder of Fiscal Year 2017, this will increase an additional 50%.  Long-term cost savings are expected as the new technology and equipment we have implemented will reduce our cost of labor."

Additional cost savings are also being seen as the dramatic increase in sales volumes of a number of the Company's best-selling series have provided a higher margin due to the related volume-pricing breaks from its suppliers.  Newly-negotiated extended terms from its suppliers also positively impact the Company's ability to build up inventory on hand in anticipation for the fall selling season, and negotiations are still in progress with remaining suppliers for extended terms.   The Company's inventory levels were $29.6 million on August 31, 2016, compared to $13.3 million on August 31, 2015 and, with the extended terms, the Company has an adequate amount in the credit line to finance future inventory needs.

The Company recorded net revenues in Fiscal Year 2015 of $32.5 million, and $63.6 million in Fiscal Year 2016.  The Company is on pace to record net revenues of $120-140 million for Fiscal Year ending February 28, 2017.  The Company has previously reported expected earnings per share in the range of $1.00-1.10 per share, and with the improved supplier terms and efficiency, this remains the Company's expectation.

This information may contain forward looking statements.

About Educational Development Corporation

EDC is a publishing company specializing in books for children.  EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 1,800 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by over 24,000 direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522